Exhibit 10.13

THE COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin

Secretary of the Commonwealth

APOSTILLE (Convention de La Haye du 5 octobre 1961)

1. Country: This public document	United States of America

2. has been signed by:	Caillin D. Wall

3. acting in the capacity of:	Notary Public

4. bears the seal/stamp of: whose commission expires on:	Caillin D. Wall November 28, 2019

Certified

5. at: Boston, Massachusetts	6. the: 26 June, 2013
7. by: the Secretary of the Commonwealth
8. No.: 1677755
9. Seal/stamp:	Great Seal of the Commonwealth

10. Signature
/s/ William Francis Galvin

William Francis Galvin Secretary of the Commonwealth

UNITED STATES OF AMERICA

COMMONWEALTH OF MASSACHUSETTS

Middlesex, ss

On this 20th day of June, 2013, before me, the undersigned notary public, personally appeared David A. Frank and proved to me through satisfactory evidence of identification, which was a driver’s license, to be the person whose name is signed on the preceding or attached document, and who swore or affirmed to me that the contents of the document are truthful and accurate to the best of his knowledge and belief.

/s/ Caillin Wall
Caillin Wall
Notary Public
My Commission Expires: November 28, 2019

LEASE AND MANAGEMENT AGREEMENT

This Lease and Management Agreement (“Agreement”) is made and entered into as of 1 October 2013 (the “Effective Date”), by and between LUIS LAMASTUS, male, Panamanian, of legal age, married, with identity card No. #-###-### (“LANDLORD”), on one hand, and on the other hand, DAVID FRANK, male, American (USA), of legal age, with passport No. #########, acting in name and on behalf of AQUA BOUNTY PANAMA, S. de R.L., a company duly organized and existing under the laws of the Republic of Panama, registered under Microjacket 1017, Document 1363400 of the Mercantile Section of the Public Registry of the Republic of Panama, (“ABP”) duly authorized to that end, as registered before the Public Registry, (each individually a “Party” and both collectively the “Parties”).

RECITALS

WHEREAS, the LANDLORD owns possessory rights over a property of approximately 21 hectares, located in Los Naranjos, District of Boquete, Province of Chiriqui, Republic of Panama (the “Property”).

WHEREAS, the Property is adjacent to a river flow that originates from the Rio Caldera (“River Flow”), with an average water flow of 95,000 gallons per minute during the rainy season, that is key for the purpose of this Agreement.

WHEREAS, the LANDLORD is the only owner of the Property and has had the total control and use of the Property, for sixteen (16) years, including the River Flow but for the 2.03 hectares previously given in usufruct to ABP. Furthermore, the Property is under a titling process before the National Property Administration Authority (ANATI) to obtain an official property title.

WHEREAS, the Property was subject to a usufruct agreement entered into and between the LANDLORD and ABP (the “Previous Usufruct Agreement”).

WHEREAS, the LANDLORD wishes to lease to ABP, and ABP wishes to lease from the LANDLORD, a portion of 2.03 hectares of the Property adjacent to the River Flow, that is described and depicted in EXHIBIT A attached hereto that constitutes part of this Agreement (the “Parcel”).

Whereas, the Parcel is free and clear from any encumbrances, liens or restrictions. Furthermore, the Property is in good standing from any fees or taxes applicable from any public or private institutions.

Whereas, there are no claims or disputes over the possessory rights and/or title rights of the LANDLORD on the Parcel or of any other nature.

Whereas, ABP is developing an aquaculture project in the Parcel identified as “Aqua Bounty Panama Project” consisting of the production of genetically modified salmon (the “ABP Project”) that requires (i) the importation of AquAdvantage Salmon (“AAS”) eggs from the facilities of Aqua Bounty Technologies (“ABT”) and (ii) grow-out of the AAS.

WHEREAS, ABP will obtain from ABT the AAS eggs from ABT and will ship them to Panama for production.

Whereas, ABP made capital investments and improvements to the Parcel during the term of the Previous Usufruct Agreement, consisting of the following (“FACILITIES AND EQUIPMENT”):

1.	The buildings contained on the Parcel, including, but not limited to, the quarantine building containing the fry tanks, egg incubation system, feed warehouse and office.

2.	The structures, including, but not limited to, the small LHO (“Low Head Oxygenator”), large LHO, concrete water intake and distribution structure, containment sump, and sedimentation pond outlet structures.

3.	The fry tanks and external grow-out tanks.

4.	The containment components, including the filters and screens, filter boxes, containment sump screens, sedimentations ponds including their outlet screens, and perimeter fencing.

5.	Water distribution components, including river and spring water intakes, pipes, drainage canal, and sedimentation ponds.

6.	Electrical generation system, including the solar panels, hydroelectric turbine, and associated electrical transmission and storage components.

WHEREAS, in furtherance of this ABP Project, ABP wishes to obtain from the LANDLORD, and the LANDLORD wishes to provide to ABP the management services specified in this Agreement in connection with the ABP Project.

NOW, THEREFORE, in consideration of the premises described above, and of the mutual benefits and obligations set forth in this Agreement, the Parties hereto agree as follows:

The Recitals set forth above are material to this Agreement and are hereby expressly incorporated herein.

ARTICLE 1. LEASE

The LANDLORD hereby leases to ABP the following:

1.	The Parcel described in EXHIBIT A and all its inherent benefits.

2.	The River Flow and spring water adjacent to the Parcel.

ARTICLE 2. MANAGEMENT SERVICES

The LANDLORD may use the FACILITIES AND EQUIPMENT and is obliged to provide the following management services:

2.1 Carry on the daily management of the ABP Project;

2.2 Obtain all the permits and authorizations required for the Property and the ABP Project to comply with the regulations of Panama, including, but not limited to import permits and any permit and/or authorization before the National Environmental Authority (ANAM), Ministry of Agricultural Development (MIDA), Aquatic Resources Authority of Panama (ARAP), and the National Bio-safety Commission (Comisión Nacional de Bioseguridad- CNB);

2.3 Purchase local and imported feeds;

2.4 Take care of the security within the ABP Project;

2.5 Harvest the product on the dates established to that end by ABP;

2.6 Maintain the necessary stock of food for the salmons, and parts for repairing the facilities within the ABP Project;

2.7 Transfer the AAS from the incubation system to the fry tanks, and from the fry tanks to the growout tanks as indicated and/or established by ABP;

2.8 Maintain the facilities within the ABP Project in good conditions to guarantee the health, safety, and survival of the AAS and the ABP Project;

2.9 Assume the minor legal expenses related to the administration of the ABP Project, and not covered in Article 9.6;

2.10 Pay all the operating expenses of the ABP Project, including but not limited to, all salaries for full time and part time employees, feed, oxygen, gas, supplies, equipment, maintenance, utilities, and costs related to regulatory compliance; and

2.11 Maintain a minimum of 100 AAS alive in the ABP Project.

ARTICLE 3. PARCEL AND WATER USE

3.1 ABP shall only use the Parcel for activities related to the ABP Project.

3.2 ABP shall use the Parcel with the diligence of a good pater familias and shall not allow the Parcel to be used for any unlawful purpose.

3.3 ABP shall make any additional improvements that it deems convenient and/or necessary to develop the ABP Project without the approval of the LANDLORD.

3.4 Unless there is a cause that originates from Acts of God, the ABP Project will have access to the River Flow and to spring water at the same volumes that are currently in use in the ABP Project and in no event shall these volumes be lower than 2170 gallons per minute of river water for the growout tanks and 130 gallons per minute of spring water for the fry tanks.

3.5 The water distribution system of the ABP Project will be managed by the LANDLORD. The LANDLORD will not diminish, increase or in any way endanger the water levels in the ABP Project’s drainage canal and sedimentation ponds without the written consent of ABP.

3.6 In the event that the LANDLORD develops production facilities that require water use in his portion of the Property, ABP shall share with the LANDLORD, without any cost to the LANDLORD, a portion of the water flow contained in the water distribution system only if the water requirements for the ABP Project are met.

ARTICLE 4. TERM

The term of this Agreement shall be two (2) years as of the Effective date (“Term”).

ARTICLE 5. LANDLORD OBLIGATIONS AND PROHIBITIONS

5.1 The LANDLORD shall guarantee ABP the peaceful and uninterrupted use of the Parcel.

5.2 The LANDLORD shall make any repair that is needed to preserve the Parcel for the use of ABP for the purposes herein established.

5.3 The LANDLORD shall not impose any liens or restrictions for the use of the Property during the Term of this Agreement. Shall the LANDLORD sell or transfer his possessory rights over the Property, the contract covering the sale or transfer of the possessory rights over the Property to the new owner shall include the duty of the new owner to respect this Agreement. In any case, ABP has the right to exercise any actions that it deems convenient or necessary to guarantee that the Parcel, the equipment and the Improvements are free and clear from any liens or restriction of use.

5.4 The LANDLORD agrees not to modify or interfere with any of the existing AAS production facilities, containment, and/or water distribution systems of the ABP Project without prior written authorization of ABP and/or ABT. The LANDLORD will not jeopardize, negatively impact or increase effluent flow into the project drainage canal and sedimentation ponds without the written authorization of ABP. The LANDLORD has knowledge that any unauthorized change to the facilities of the ABP Project that were previously inspected by the FDA could jeopardize ABT’s Food and Drug Administration (FDA) application.

5.5 The LANDLORD also agrees to staff the ABP Project with at least the following persons, all which shall be employees of the LANDLORD or of a company of its control: Luis Lamastus as Manager, plus a minimum of four (4) production staff comprised of: (i) one (1) experienced supervisor; and (ii) three (3) workers (“Production Staff”). None of the Production Staff shall be considered an employee of ABP.

5.6 Whenever there are AAS in the ABP Project, the LANDLORD will make every effort to assure that there is a minimum of one (1) LANDLORD employee present at the ABP Project twenty four (24) hours per day, seven (7) days per week. ABP and/or ABT will continue to visit and monitor the ABP Project, and if there is indication that the health, well-being or survival of the salmon is being endangered by the Production Staff, ABT will notify the LANDLORD in writing, and the LANDLORD will immediately replace the Production Staff with the necessary biologists and/or technicians trained in fish biology.

ARTICLE 6. LANDLORD RIGHTS

6.1 The LANDLORD is permitted to build on the Property outside the borders of the Parcel, in accordance with the Property borders established in EXHIBIT A, as long as the construction and new infrastructure does not impede the development of the ABP Project, damages or interferes with (i) the existing ABP Project infrastructure; (ii) the equipment; (iii) containment elements and/or (iv) the River Flow and spring water used in the ABP Project and the effluent. The LANDLORD must advise ABP in writing before making any constructions or additions to the infrastructure of the ABP Project for ABP and shall await for ABP to authorize them.

6.2 The LANDLORD has the right to receive the monthly fee described in Article 9.1.

6.3 The LANDLORD has the right to receive technical assistance from ABP when needed.

ARTICLE 7. ABP OBLIGATIONS

ABP shall provide the LANDLORD with the following:

7.1 The Canadian Food Inspection Agency (CFIA) export permits for all the AAS egg shipments to Panama from Canada (Shipment);

7.2 All the permits that are required by the laws of Panama to introduce the Shipment from Canada to Panama, including Aquatic Animal Health Certificates and Export Permits from Canada for the National Directorship of Animal Health of Panama (Autoridad Nacional de Salud Animal-DINASA and/or the Animal Quarantine Directorship (Dirección de Cuarentena Animal – DECA) permits or eligibility renewals;

7.3 The Shipment;

7.4 The technical assistance when required or needed; and

7.5 The payment of the monthly fee described in Article 9.1 of this Agreement.

ARTICLE 8. ABP RIGHTS

8.1 ABP has the right to:

1.	Enter the ABP Project at any time without prior notice to the LANDLORD.

2.	Impose its technical and management parameters on the management of the ABP Project to guarantee the survival, performance, and production of the AAS, in accordance with Article 8.2.

8.2 All of the technical parameters for the management of the ABP project (including, but not limited to, the stocking densities, optimal ASS biomasses, feed types and rates, size grading and population reduction, mean harvest weight, and harvest scheduling) will be mutually agreed upon by ABP and/or ABT, and the LANDLORD.

8.3 Unless otherwise informed by ABP in writing, the AAS biomass will be maintained at or below twenty (20) kilograms per cubic meter of grow-out tank water volume, and the AAS biomass will be managed through selective culling and harvesting. This maximum AAS biomass may be modified in the future under mutual written agreement of ABP and/or ABT, and the LANDLORD.

ARTICLE 9. PAYMENT

9.1 ABP agrees to pay the LANDLORD a total fee of US$712,834.00 over the term of the lease (the FEE), such payments to be made according to article 9.2 that cover all of the costs for:

1.	The lease of the Parcel, which is US$13,200.00 per month of the FEE and is included in the monthly payments and the Deposit as further defined in this Agreement;

2.	The management services of the ABP Project;

3.	The operational expenses of the ABP Project; and

4.	The opportunity costs for loss of revenue from sales of trout to organic food wholesalers.

9.2 Payments to the LANDLORD:

a. The first payment to the LANDLORD will be a $180,000.00 Deposit that the LANDLORD will acknowledge in writing upon receipt by means of a letter that shall be personally delivered to ABP; and by email, as well;

b. Monthly payments numbers one (1) through twelve (12) will be $15,000.00 per month for October 2013 through September 2014;

c. Monthly payment number thirteen (13) will be $22,834.00 for October 2014; and

d. Monthly payments number fourteen (14) through twenty-four (24) will be $30,000.00 per month for November 2014 through September 2015.

9.3 The FEE shall be transferred to the following bank account designated by the LANDLORD within the first ten (10) days of every month:

CITIBANK NEW YORK

ABA ######### (Swift: ###### ## )

Credit to account No. ########

In name of GLOBAL BANK CORPORATION (Swift: GLBLPAPA )

For further credit to account No. ##-###-#####-#

In the name of: LUIS LAMASTUS

9.4 The LANDLORD agrees to pay all operational expenses related to the ABP Project from the FEE, excluding (i) the AAS eggs; and (ii) the freight costs associated with the Shipment of the AAS eggs from Canada to Panama.

9.5 The monthly payment described in section 9.1 will be suspended if the total live AAS population in the ABP Project’s rearing facilities falls below one hundred (100) AAS, for any reason other than programmed harvests mutually agreed upon by both, ABT by means of ABP, and the LANDLORD. In the event that the AAS population in the rearing facilities has not recovered to more than one hundred (100) AAS within ninety (90) days of falling below the one hundred (100) AAS threshold, this agreement will be irrevocably terminated without the need of previous notice or judicial authorization, unless it is remedied within the cure period stated in Article 12 of this Agreement.

In the event that the loss of AAS is due to an Act of God (caso fortuito as described in the second paragraph of Article 34-D of the Civil Code of Panama) or a government imposed action (fuerza mayor as described in the first paragraph of Article 34-D of the Civil Code of Panama), that was not directly or indirectly caused by the LANDLORD, the monthly payments will continue at fifty percent (50%), which is US$15,000.00 per month, until the termination date of this Agreement.

In the event that the conditions of 9.5 have been triggered by loss of AAS as described above within the first thirteen (13) months of the TERM, the reduced monthly payments of $15,000.00 described above will be discounted (up to a maximum of $15,000 per month) until the Deposit has been fully realized, at which point the $15,000.00 per month payments to the LANDLORD will continue until the termination date of the Agreement.

9.6 ABP will pay for an independent local auditor to prepare an inventory of the AAS population in the ABP Project and to verify that no material changes have been made to the ABP Project’s layout, production facilities, containment elements, and water distribution pathways.

9.7 In the event that Panamanian legal counsel is required to defend the ABP Project against litigations or claims, ABP will assume the legal expenses if the litigation or claim arises out of (i) reasons not attributable to the LANDLORD; and/or (ii) reasons attributable to the ABP Project or the AAS eggs. However, if the litigation or claim is a result of a direct or indirect action of the LANDLORD, then the LANDLORD will bear said legal expenses.

9.8 ABP will transfer ownership to the LANDLORD of ABP’s vehicle (2007 Nissan Frontier, license plate: 416101) at no cost to the LANDLORD.

ARTICLE 10. PRODUCT

10.1 Product ownership: ABP is the owner of (i) the AAS contained in the tanks; and (ii) the harvested AAS. At its discretion, ABP may offer without any cost to the LANDLORD a portion of the AAS as a production performance incentive bonus, in addition to the monthly fees described in Article 9.1, if the AAS has been approved by United States (U.S.) and Panamanian authorities as described in Article 11.

10.2 Product sales: In the event that the AAS is approved by U.S. and the authorities of the Republic of Panama, as described in Article 11, ABP, and/or ABT, will determine to whom and in what form the harvested AAS will be commercialized. The LANDLORD will be given first rights of refusal to purchase the harvested AAS.

10.3 Product processing: ABT and/or ABP will decide where to process the harvested AAS. If ABT and/or ABP use the LANDLORD to process the AAS, ABT and/or ABP will pay the LANDLORD a competitively priced processing and packing fee that shall be agreed by both parties.

10.4 Sales Proceeds: In the event that the AAS is approved by the U.S. and authorities of the Republic of Panama, as described in Article 11, all sales proceeds from approved harvested AAS will belong to ABP and/or ABT.

ARTICLE 11. PRODUCT DISPOSITION

Until the U.S. FDA has approved AAS in the U.S., and until ABP has complied with the regulations and laws of the Republic of Panama permitting the commercialization and consumption of AAS in Panama, all AAS produced at the ABP Project must be destroyed according to the protocol established by the authorities in Panama and not allowed to enter commerce or be consumed.

ARTICLE 12. CURE PERIOD

If any of the Parties breaches the terms of this Agreement (“Breach”), the offended party will deliver a written notice to the breaching party (“Notice”) within thirty (30) calendar days of the Breach. The breaching party will in turn have sixty (60) calendar days to remedy his Breach (“Cure Period”). In the event that breaching party does not satisfactorily remedy his Breach within the Cure Period, the offended party shall have the right to terminate this Agreement by written notice to the breaching party. Notwithstanding the above, shall according to the exclusive opinion of ABP, the Breach endanger the ABP Project, upon Notice the LANDLORD will be obliged to immediately remedy the Breach, and shall it not be remedied, ABP will be entitled to terminate this Agreement without Notice and/or judicial authorization.

ARTICLE 13. TERMINATION

13.1 The occurrence of any of the following events shall be deemed to be and shall be treated as a default under this Agreement and the parties shall be entitled to terminate this Agreement without the need of Notice and/or judicial authorization:

1.	The breach or failure by either Party in the due observance or performance of the obligations of this Agreement;

2.	The extinction of the possessory rights of LANDLORD over the Property, unless that such possessory rights evolve into property rights and title;

3.	The resignation or death of the LANDLORD;

4.	The diminishment of the River Flow and/or spring water adjacent to the Parcel in such a manner that could impede ABP to continue developing its activities and/or the ABP Project;

5.	The expiration of the Term of this Agreement; and

6.	If either of the Parties files or have filed a petition of bankruptcy liquidation or dissolution.

ARTICLE 14. CONFLICT RESOLUTION

In case any disputes arise in connection with the interpretation or execution of this Agreement, such dispute shall be submitted to arbitration in law, at a proceeding administered by the Centro de Conciliación y Arbitraje de la Cámara de Comercio, Industria y Agricultura of the Republic of Panama, to which rules the Parties unconditionally voluntarily submit and claim knowledge thereof. The dispute shall be resolved in accordance with Panamanian substantive rules and the procedural rules of the Centro de Conciliación y Arbitraje de la Cámara de Comercio, Industria y Agricultura of the Republic of Panama or, in its defect, applicable procedural rules under Panamanian law. The arbitration shall take place in Panama City, Republic of Panama and proceedings shall be in Spanish unless the Parties to the dispute agree otherwise. The dispute will be resolved by a panel of three arbitrators. Each Party to the dispute shall appoint an arbitrator from the list of arbitrators approved by the Centro de Conciliación y Arbitraje de la

Cámara de Comercio, Industria y Agricultura of the Republic of Panama. The Centro de Conciliación y Arbitraje de la Cámara de Comercio, Industria y Agricultura of the Republic of Panama shall appoint the third arbitrator who will preside the panel. The award rendered pursuant to such arbitration shall be in writing, shall be final, binding and conclusive between the Parties. The award shall have no further recourse, except for those provided for annulment in accordance with the laws of Panama. Once the award is rendered and is final, it will produce the effects of res judicata and the Parties shall comply with the award without delay.

All costs and expenses related to the arbitration proceeding shall be borne by the Parties to the dispute in equal parts. Each party will cover the costs of its own legal counsel and expert witnesses, except they expressly agree otherwise or the arbitrators so decide in the final award.

ARTICLE 15. TAXES

The LANDLORD shall maintain the Property in good standing from any applicable fees or taxes from any public or private institutions.

ARTICLE 16. GOVERNING LAW

This Agreement shall be interpreted and enforced in accordance with the laws of the Republic of Panama.

ARTICLE 17. ENTIRE .AGREEMENT.

This Agreement constitutes the entire Agreement between the Parties related to the subject matter herein, and the terms included herein may not be contradicted by evidence of any prior Agreement or of any oral Agreement.

ARTICLE 18. NOTICES

Any notice or written communications required or submitted under this Agreement shall be sent to the Following Addresses:

For ABP:

Name:	David A. Frank
Domicile:	Two Clock Tower Place, Suite 395, Maynard, MA 01754
Telephone:	(978) 648-6048
Email:	dfrank@aquabounty.com

For the LANDLORD:

Name:	Luis Lamastus
Domicile:	Los Naranjos, Boquete, Chiriqui, Panama
Telephone:	507 66174739
Email:	luitolamastus@hotmail.com

ARTICLE 19. MODIFICATIONS.

This Agreement can be only modified by written agreement of the Parties. No change in, addition to, or waiver of any of the terms and conditions of this Agreement shall be binding upon any Party unless approved by it in writing.

ARTICLE 20. ASSIGNMENT.

The Parties to this Agreement shall not assign any rights or obligations hereunder without the express written consent of the other Party.

ARTICLE 21. SEVERABILITY

If it is determined that any provision of this Agreement is invalid or not binding, in whole or in part, such invalidity shall be only in respect of that provision or portion thereof and the remainder of the same clause or all the remaining provisions of this Agreement shall remain valid, in full force and binding on the Parties.

ARTICLE 22. CONFIDENTIALITY

The Parties agree to maintain strict confidentiality of the terms of this Agreement. The Parties shall treat as confidential all information made available to them under this Agreement and shall not disclose such confidential information without the written consent of the owner of that information.

The foregoing restriction on use and disclosure shall not apply to confidential information that, at the time of disclosure or its becoming known to the recipient, the recipient can show:

1.	Is public knowledge; or

2.	Came lawfully into the recipient’s possession otherwise than directly or indirectly from the owner without restriction on its subsequent disclosure or use by the recipient.

The foregoing restriction on use and disclosure shall be maintained by the recipient until the confidential information:

1.	Becomes public knowledge through no fault or action on the recipient’s part; or

2.	Comes into the recipient’s possession free from any restriction from a third party (other than the owner or its affiliate) who has the lawful right to make such disclosure.

Notwithstanding the foregoing restriction on use and disclosure, a party may disclose confidential information to any competent governmental agencies having authority to require such disclosure but informing such governmental agencies of the confidential nature of such information.

ARTICLE 23. COUNTERPARTS

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by the Parties in their respective counterparts, and when taken together constitute a single document. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

/s/ Luis Lamastus	/s/ David Frank
LUIS LAMASTUS LANDLORD	DAVID FRANK AQUA BOUNTY PANAMA S. DE R.L.